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                                Exhibit No. 99.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Commission:

Andersen LLP the independent auditors of Ceradyne, Inc. has made the following representation to the Company:

"We represent that this audit was subject to our quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates, if applicable, of Arthur Andersen to conduct the relevant portions of the audit."


Sincerely,



Howard F. George
CFO of Ceradyne, Inc.